Exhibit 99

CyberOptics Reports Strong First Quarter Results

Record Quarter-Ending Order Backlog of $24.8 Million

Minneapolis, MN—April 23, 2020—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $16.4 million for the first quarter of 2020 ended March 31, an increase of 10% from $15.0 million in the first quarter of 2019. Net income for the first quarter of 2020 was $844,000 or $0.11 per diluted share, up significantly from $495,000 or $0.07 per diluted share in the year-earlier quarter.

Dr. Subodh Kulkarni, president and chief executive officer, commented, “CyberOptics’ first quarter results were at the high end of our previously-issued guidance for this period. Our performance was generated by robust sales of 3D Multi-Reflection Suppression™ (MRS™) enabled SQ3000™ Multi-Function systems and 3D MRS sensors. We also recognized revenue from sales of both 2D and 3D MX memory module inspection systems. Having ended the first quarter with a record backlog, we believe the second quarter of 2020 should be another strong period for CyberOptics.”

He continued, “The Covid-19 pandemic has had a minimal impact on our business thus far, despite the resulting difficulties with global travel and shipping. We are closely monitoring this health crisis and its impact on our business in coming months.”

Kulkarni added, “We are encouraged to report that we currently have six customers for our MRS-based sensors, including our 3D NanoResolution sensor, for advanced packaging inspection applications. These customers are at various stages of integrating our sensors into their inspection systems. Some have started demonstrating their systems to end-customers, and we believe these relationships will start contributing to revenue in a more significant way in 2021. Interest among additional potential customers also remains strong. We believe our 3D NanoResolution MRS sensor has positioned CyberOptics to capitalize upon numerous, extremely promising growth opportunities.”

Sales of sensors and inspection and metrology systems based on 3D MRS technology increased 66% year-over-year to $7.2 million in the first quarter of 2020. As of March 31, 2020, 150 customers have purchased our 3D MRS sensor and system products since their introduction. These MRS-based products, combined with semiconductor sensors, accounted for 68% of total revenue in the first quarter of 2020, compared to 57% of total revenue in the year-earlier period.

Sales of inspection and metrology systems totaled $8.4 million in the first quarter of 2020, up 18% year-over-year from the first quarter of 2019. Driving this increase was sales of SQ3000 Multi-Function systems, which rose 34% year-over-year to $3.3 million in the first quarter of 2020. In addition, CyberOptics recognized revenue of $1.4 million from the sale of memory module inspection systems, including the first sale of its 3D MX3000™ system to a new customer. Consistent with its belief that the market for memory module inspection systems represents an attractive, long-term opportunity, CyberOptics received orders valued at $4.4 million for 2D MX600™ systems in this year’s first quarter. These orders are scheduled to ship in the second half of 2020.

Also during the first quarter, CyberOptics received an order valued at approximately $1.2 million for its SQ3000 Multi-Function systems that will be used to scale-up production of micro LED-based technology, a market CyberOptics views as a significant growth opportunity. The systems are expected to result in revenue in this year’s second quarter. The Company anticipates additional orders related to the micro LED market as 2020 progresses. Demand for the Company’s SQ3000 Multi-Function systems is forecasted to continue at a robust level in this year’s second quarter.

Sales of 3D and 2D sensors increased 10% year-over-year to $4.1 million in the first quarter of 2020. Within this category, sales of 3D MRS-enabled sensors totaled $3.1 million in the first quarter of 2020, up 76% year-over-year from the year-earlier quarter. Demand for the Company’s 3D sensors is expected to remain strong in the second quarter of 2020.

Sales of semiconductor sensors in the first quarter of 2020 came to $3.9 million, down modestly on a year-over-year basis. The order backlog of semiconductor sensors remains strong, although a sequential sales decline is forecasted for the second quarter.

CyberOptics ended the first quarter of 2020 with an order backlog of $24.8 million, up significantly from $17.7 million at the end of the fourth quarter of 2019. The Company is forecasting sales of $15.5 to $17.5 million for the second quarter of 2020 ending June 30.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: a possible world-wide recession or depression resulting from the economic consequences of the Covid-19 pandemic; the negative effect on our revenue and operating results of the Covid-19 crises on our customers and suppliers and the global supply chain; market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and other countries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled SQ3000 Multi-Function systems and MX systems for memory module inspection; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 Multi-Function inspection and measurement systems and products for semiconductor advanced packaging inspection and metrology; costly and time consuming litigation with third parties related to intellectual property infringement; the negative impact on our customers and suppliers due to past and future terrorist threats and attacks and any acts of war; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000

Carla Furanna, Head of Global Marketing

952-820-5837

First Quarter 2020 Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access the live call by dialing toll-free 888-220-8474 prior to the start of the call and providing the conference ID: 8372887. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the conference call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 8372887. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended March 31,
	2020	2019
Revenue	$16,429	$14,976
Cost of revenue	9,146	7,950
Gross margin	7,283	7,026
Research and development expenses	2,395	2,293
Selling, general and administrative expenses	4,159	4,163
Income from operations	729	570
Interest income and other	264	59
Income before income taxes	993	629
Provision for income taxes	149	134
Net income	$844	$495
Net income per share - Basic	$0.12	$0.07
Net income per share - Diluted	$0.11	$0.07
Weighted average shares outstanding - Basic	7,157	7,100
Weighted average shares outstanding - Diluted	7,367	7,322

Condensed Consolidated Balance Sheets
	March 31, 2020	Dec. 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$6,069	$5,836
Marketable securities	7,593	8,295
Accounts receivable, net	14,327	16,059
Inventories	17,050	15,580
Other current assets	1,629	1,579
Total current assets	46,668	47,349

Marketable securities	15,187	12,168
Long-term trade notes receivable	876	962
Intangibles and goodwill, net	1,646	1,676
Equipment and leasehold improvements	3,063	3,341
Right-of-use assets (operating leases)	2,850	2,111
Deferred tax assets	4,892	4,992
Total assets	$75,182	$72,599

Liabilities and Stockholders’ Equity
Accounts payable	$8,192	$7,023
Accrued expenses	3,107	3,071
Current operating lease liabilities	736	688
Total current liabilities	12,035	10,782

Other liabilities	354	352
Long-term operating lease liabilities	3,758	3,141
Total liabilities	16,147	14,275

Total stockholders’ equity	59,035	58,324
Total liabilities and stockholders’ equity	$75,182	$72,599